                               CONSULTING AGREEMENT


THIS AGREEMENT made as of the 17th day of November, 1997.

BETWEEN:
         CORNUCOPIA RESOURCES LTD., a company subsisting under the laws of the Province of British Columbia, having an office at 540 - 355 Burrard Street, Vancouver, B.C. V6C 2G8

         (hereinafter called the "Company")

                                                             OF THE FIRST PART

AND:
         ANACORTES MANAGEMENT LTD., a company subsisting under the laws of the Province of British Columbia, having an office at 2077 Essex Drive, Abbotsford, B.C. V2S 7R8

         (hereinafter called the "Consultant")

                                                            OF THE SECOND PART

WHEREAS:

A. The Company is engaged in the acquisition, exploration, development and operation of mineral properties;

B. The Consultant provides management and other services to companies, including mining companies;

C. The Company desires to avail itself of the management services, sources of information, advice, assistance and other facilities of the Consultant and to have the Consultant undertake the duties and responsibilities as hereinafter set out; and

D. The Consultant is willing to undertake such duties and responsibilities to the Company according to the terms and conditions hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by all parties hereto), the parties hereto covenant and agree as follows:

1.       APPOINTMENT AND DUTIES OF CONSULTANT

1.1 The Company agrees to engage the Consultant to perform certain services, including management, supervision and the provision of technical and operational advice to the Company, provided that at all times the powers and duties of the Consultant hereunder, are to be


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such as may be determined by the President and the Board of Directors of the
Company. All services, duties and responsibilities to be performed by the Consultant hereunder shall hereinafter be called the "Services"

1.2 The Consultant hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions herein, in a diligent, competent and professional manner.

2.       TERM

2.1 The Consultant shall provide the Services in accordance with the provisions of this Agreement during an initial period commencing on November 17, 1997 and ending on November 16, 1998. This period is hereinafter called the "Term". In each ensuing year, on the anniversary date of the Agreement, the Term shall be automatically extended for an additional year unless the parties hereto mutually agree otherwise in writing or unless this Agreement is terminated under the provisions of section 7 hereof.

3.       MANAGEMENT FEE AND EXPENSES

3.1 In consideration of the Services to be provided by the Consultant hereunder, the Company shall pay to the Consultant, in full payment and reimbursement for providing the Services the sum of C $16,000.00 per month.

3.2 The Consultant agrees to render monthly invoices to the Company, in a form reasonably acceptable to the Company, detailing the Services performed by the Consultant during the foregoing period.

3.3 The Company shall be responsible for all sales taxes (including goods and services taxes) due in respect of the fees paid to the Consultant. The fees paid to the Consultant under this Agreement shall be increased to take into account any applicable goods and services taxes or other sales or value-added taxes payable in respect of such fees, and all invoices submitted by the Consultant shall include the GST registration number and any other applicable sales or value-added tax registration numbers of the Consultant.

3.4 The employees of the Consultant shall not be entitled to receive from the Company any benefits whatsoever, except as outlined in Section 3.5 hereof, including any Company sponsored benefits programs, and the Company shall not be required to make contributions for Unemployment Insurance, Canada Pension, Workers' Compensation or other similar levies in respect of the commissions and fees for services to which the Consultant is entitled under this Agreement.

         The Consultant shall be responsible for the payment of all federal and provincial income taxes and other expenses or taxes arising due to payments made to the Consultant pursuant to this Agreement, and the Consultant shall hold harmless and indemnify the Company, its officers, directors, employees and agents, in respect of any and all loss, cost, damage, liability, tax, charge, or penalty (including legal fees) arising or allegedly arising due to any federal, provincial or


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municipal tax, charge, penalty, or interest in any manner related to payments made to the Consultant hereunder.

3.5 The employees of the Consultant shall be entitled to participate in certain of the Company's incentive programs, including share option plans, share purchase plans and share bonus plans in accordance with and on the same terms and conditions as at the date hereof are in place or as which may from time to time be determined by the President and Directors in their sole discretion. The Consultant acknowledges that participation in these plans or programs will be to such extent and in such amounts as the President and the Directors in their sole discretion, may decide from time to time.

         Any amounts to which the employees of the Consultant may be entitled under any such plan or program shall, for the purposes of this Agreement, be treated as additional to, and not in substitution for, the payments provided for in section 3.1 hereof.

         The Consultant agrees that the company may substitute, reduce, modify, or if necessary, eliminate such plans or programs for good and valid reason. All such plans or programs shall be governed by the policies of the various regulatory bodies which have jurisdiction over the affairs of the Company.

3.6 The Consultant shall be reimbursed by the Company for all out-of-pocket expenses actually and properly incurred in the discharge of his duties for the Company. The Consultant agrees that such reimbursement shall be due only after an itemized expense statement together with applicable receipts has been submitted, providing the details of all monies actually expended on behalf of the Company, and such other information as may be reasonably required and requested by the Company.

4.       INDEPENDENT CONTRACTOR

4.1 The parties agree that the Services to be provided by the Consultant under this Agreement shall be and are those of an independent contractor and it is not intended by the parties that this Agreement shall be construed to create an employer/employee relationship, partnership, joint-venture, or anything other than that of independent contractor and principal.

4.2 The parties hereby acknowledge that Mr. James A. Currie, P.Eng., is a key employee of the Consultant and is integral to the successful performance of the Services under this Agreement. As such, it is acknowledged that the Consultant will cause Mr. James A. Currie, P.Eng., (the "Employee") to perform the Services on its behalf and will not cause or permit anyone other than the Employee to so act on its behalf without the prior written consent of the Company. The Consultant further agrees that it will arrange for the Employee to be available at all reasonable times to provide the Services as and when reasonably required by the Company during the Term of this Agreement


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                                     - 4 -

4.3 The Employee and other employees of the Consultant will, throughout the Term, be considered to be the employees of the Consultant and shall at no time be considered to be employees of the Company.

4.4 Consultant, as an independent contractor, shall work according to its own methods in providing the Services and is subject to the Company's control only as to the results of the work, not as to the means or manner whereby it is to be accomplished. The Company may, from time to time, give such instructions to the Consultant as it considers necessary in connection with the provision of the Services, but the Consultant will not be subject to the control of the Company in respect of the manner in which such instructions are carried out.

4.5 All activities of the Consultant not related to the activities of the Company under this Agreement shall be considered to be "outside business." Such outside businesses include the Consultant providing consulting and other services to the Consultant's other clients and the Consultant's participation in investments, business ventures, or other business activity engaged in for-profit, political, charitable, trade, professional and community organizations. Except as otherwise set forth herein, nothing contained in this Agreement shall preclude the Employee from engaging in such outside business activities of the Consultant, provided that such outside business activities do not interfere with the performance of the Employee's duties for, and responsibilities to the Company.

4.6 All outside business of the Consultant shall be done in the name of the Consultant. Consultant shall not make any reference or representation that directly or indirectly states, or from which in any way could be implied or inferred, that the Company is engaged, participating, assisting, supporting or encouraging any of the outside business of the Consultant. The Company shall have no liability or obligation for any liabilities incurred in such outside business.

4.7 Consultant shall indemnify, defend and hold harmless the Company, its officers, directors, employees and agents from all loss, liability, damages, costs and expenses including legal fees, resulting from all claims, demands, actions and causes of action of any type or kind, known or unknown, arising out of or related to any outside business of the Consultant or arising out of or related to the activities of the Consultant pursuant to the provisions of this Agreement and/or arising out of or related to any negligent act or omission of the Consultant.

5.       REPORTS

5.1      The Consultant will upon the request, from time to time, of the
Company:

         (a) Fully inform the Company of the work done and to be done by the Consultant in connection with the provision of the Services.

         (b) Permit the Company at all reasonable times to inspect, examine, review and copy any and all working papers, reports, documents and material, whether complete or otherwise (collectively called the "Material") that have been produced, received or acquired by, or provided by the Company to, the Consultant as a result of this Agreement.


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                                     - 5 -

6.       CONFIDENTIAL INFORMATION

6.1 The Consultant acknowledges that certain of the material and information made available to the Consultant by the Company in the performance of the Services (the "Confidential Information") will be of a confidential nature. The Consultant recognizes that the Confidential Information is the sole and exclusive property of the Company, and the Consultant shall use its best efforts and exercise utmost diligence to protect and maintain the confidentiality of the Confidential Information. The Consultant shall not, directly or indirectly, use the Confidential Information for its own benefit, or disclose to another any Confidential Information, whether or not acquired, learned, obtained or developed by the Consultant alone or in conjunction with others, except as such disclosure or use may be required in connection with the performance of the Services or as may be consented to in writing by the Company.

6.2 The Confidential Information is and shall remain the sole and exclusive property of the Company regardless of whether such information was generated by the Consultant or by others, and the Consultant agrees that upon termination of this Agreement it shall deliver promptly to the Company all such tangible parts of the Confidential Information including records, data, notes reports, correspondence, materials, or other documents which are in the possession or under the control of the Consultant without retaining copies thereof.

6.3 Notwithstanding the foregoing provisions of this clause, the Consultant shall not be liable for the disclosure or use of any of the Confidential Information to the extent that:

         (a) the Confidential Information is or becomes available to the public from a source other than the Consultant and through no fault of the Consultant; or

         (b) the Confidential Information is lawfully obtained by the Consultant from a third party or a source outside of this Agreement.

6.4 The covenants and agreements contained in this clause shall survive the termination of this Agreement.

7.0      TERMINATION

7.1 In the event that the Consultant breaches this Agreement, or otherwise fails to perform the Services in accordance with the terms of this Agreement, the Company may terminate this Agreement immediately and without notice for cause. Either party may terminate this Agreement at any time, without cause or reason, upon giving 30 days advance written notice to the other.

7.2      Upon termination of this Agreement:

         (a) the Company's obligations to the Consultant under this Agreement shall terminate except for the Company's obligation to pay any fees and expenses in accordance with the terms of this Agreement, to the date of termination; and


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                                     - 6 -

         (b) the Consultant's obligations to the Company under this Agreement shall terminate except those obligations which are specifically expressed to survive the termination of this Agreement.

8.       GOVERNING LAW

8.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia which shall be deemed to be the proper law hereof and each of the parties hereto by their execution of this Agreement irrevocably attorneys to the jurisdiction of the courts of the said Province.

9.       SEVERABILITY

9.1 Should any part of this Agreement be declared or held invalid for reason, such invalidity shall not affect the validity of the remainder which shall continue in force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared that the intention of the parties hereto, that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

10.      ASSIGNMENT AND SUB-CONTRACTING

10.1 This Agreement is personal in nature and may not be assigned by either party hereto.

10.2 The Consultant shall not, without the prior written consent of the Company, sub-contract any of its obligations under this Agreement and no sub-contract entered into by the Consultant will relieve the Consultant from any of its obligations under this Agreement or impose any obligation or liability upon the Company to any such sub-contractor.

11.      AMENDMENTS

11.1 Any amendment to this Agreement must be in writing and signed by both parties hereto.

12.      ENTIRE AGREEMENT

12.1 The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter hereof.

13.      REMEDIES CUMULATIVE

13.1 All rights and remedies of either party hereunder are cumulative and are in addition to, and shall not be deemed to exclude, any other right or remedy allowed by law. All rights and remedies may be exercised concurrently.


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                                     - 7 -

14.      NON-WAIVER

         No condoning, excusing or waiver by any party hereto of any default, breach or non-observance by any party hereto at any time or times in respect of any covenant, provision or condition herein contained shall operate as a waiver of that party's rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of that party in respect of any such continuing or subsequent default, breach or non-observance, and no waiver shall be inferred from, or implied by anything done or omitted to be done by having those rights.

15.      NOTICES

15.1 All notices, demands and payments required or permitted to be given hereunder shall be in writing and may be delivered personally or sent by first-class, prepaid registered mail to the addresses set forth below. Any notice delivered shall be deemed to have been given and received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the expiration of 48 hours after it is posted, addressed as follows:

         If to the Company:       Cornucopia Resources Ltd.
                                  540 - 355 Burrard Street
                                  Vancouver, B.C.
                                  V6C 2G8

                                  Attention:  The Corporate Secretary

         If to the Consultant:    Anacortes Management Ltd.
                                  2077 Essex Drive
                                  Abbotsford, B.C.
                                  V2S 7R8

                                  Attention:  The President

or at such other address or addresses as may from time to time be notified in writing by the parties hereto, provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall only be effective if actually delivered.

16.      FURTHER ASSURANCE

         Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

17.      TIME OF ESSENCE

         Time shall be of the essence in this Agreement.


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                                     - 8 -

18.      ENUREMENT

         This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective employees and permitted receivers, successors and assigns.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the day and year first above written.

The Common Seal of CORNUCOPIA RESOURCES LTD.          )
was hereunto affixed in the presence of:              )
                                                      )
                                                      )
      /s/ Andrew F. B. Milligan                       )
----------------------------------------              )
Andrew F. B. Milligan, President and CEO              )
                                                      )



The Common Seal of ANACORTES MANAGEMENT LTD.          )
was hereunto affixed in the presence of and           )
delivered by James A. Currie:                         )
                                                      )
                                                      )
                                                      )
           /s/ [ILLEGIBLE]                            )   /s/ James A. Currie
---------------------------------------               )   -------------------
Witness                                                   James A. Currie


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